                                                                  EXHIBIT 10.1

                            ANGELICA CORPORATION

                            EMPLOYMENT AGREEMENT

         This agreement (this "Agreement") has been entered into this 1st day of June 2005 by and between Angelica Corporation, a Missouri corporation (the "Company"), and David A. Van Vliet, an individual (the "Executive").

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to retain the Executive in the employ of the Company as President and Chief Operating Officer of the Company as of the Effective Date (as defined below); and

         WHEREAS, this Agreement contains the terms and conditions that have been negotiated by the Company and the Executive as an inducement to the Executive to accept an offer of employment with the Company and as an incentive to reinforce and encourage the continued attention and dedication of the Executive to the Company and its business throughout the Employment Period (as defined below), even in connection with a Change in Control;

         NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

SECTION 1:    DEFINITIONS AND CONSTRUCTION.

         1.1 DEFINITIONS. For purposes of this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning.

              1.1(a) "ACCRUED OBLIGATIONS" has the meaning set forth in
              Section 4.1(a) of this Agreement.

              1.1(b) "ANNUAL BONUS" has the meaning set forth in Section 2.4(b) of this Agreement.

              1.1(c) "ANNUAL BASE SALARY" has the meaning set forth in
              Section 2.4(a) of this Agreement.

              1.1(d) "BOARD" means the Board of Directors of the Company.

              1.1(e) "CAUSE" has the meaning set forth in Section 3.3 of this Agreement.

              1.1(f) "CHANGE IN CONTROL" means:

                     (i) The acquisition by any individual, entity or group, or a Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of ownership of

                     20% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); or

                     (ii)Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                     (iii) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (1) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                     (iv)Approval by the stockholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

              1.1(g) "CHANGE IN CONTROL DATE" means the date that a Change in Control first occurs.

              1.1(h) "COMPANY" has the meaning set forth in the first paragraph of this Agreement and, with regard to successors, in
              Section 7.2 of this Agreement.

              1.1(i) "DATE OF TERMINATION" has the meaning set forth in
              Section 3.8 of this Agreement.

              1.1(j) "DISABILITY" has the meaning set forth in Section 3.2 of this Agreement.

              1.1(k) "DISABILITY EFFECTIVE DATE" has the meaning set forth in Section 3.2 of this Agreement.

              1.1(l) "EFFECTIVE DATE" means June 6, 2005.

              1.1(m) "EMPLOYMENT PERIOD" means the period beginning on the Effective Date and ending on the Date of Termination.

              1.1(n) "ENTITLEMENT DATE" has the meaning set forth in Section
              4.2 of this Agreement.

              1.1(o) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

              1.1(p) "GOOD REASON" has the meaning set forth in Section 3.4 of this Agreement.

              1.1(q) "INCUMBENT BOARD" has the meaning set forth in Section 1.1(f)(ii) of this Agreement.

              1.1(r) "LONG-TERM BONUS" has the meaning set forth in Section 2.4(c) of this Agreement.

              1.1(s) "NOTICE OF TERMINATION" has the meaning set forth in
              Section 3.7 of this Agreement.

              1.1(t) "OTHER BENEFITS" has the meaning set forth in Section
              4.4 of this Agreement.

              1.1(u) "OUTSTANDING COMPANY COMMON STOCK" has the meaning set forth in Section 1.1(f)(i) of this Agreement.

              1.1(v) "OUTSTANDING COMPANY VOTING SECURITIES" has the meaning set forth in Section 1.1(f)(i) of this Agreement.

              1.1(w) "PERSON" means any "person" within the meaning of Sections 13(d) and 14(d) of the Exchange Act.

              1.1(x) "RESTRICTED SHARES" has the meaning set forth in
              Section 2.4(e) of this Agreement.

              1.1(y) "SUPPLEMENTAL PLAN" has the meaning set forth in
              Section 2.4(f) of this Agreement.

         1.2 GENDER AND NUMBER. When appropriate, pronouns in this Agreement used in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.

         1.3 HEADINGS. All headings in this Agreement are included solely for ease of reference and do not bear on the interpretation of the text. As used in this Agreement, the terms "Article" and "Section" mean the text that accompanies the specified Article or Section of the Agreement.

         1.4 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its conflict of law principles.

SECTION 2:    TERMS AND CONDITIONS OF EMPLOYMENT.

         2.1 PERIOD OF EMPLOYMENT; TERM OF AGREEMENT. The Executive shall remain in the employ of the Company throughout the Employment Period in accordance with the terms and provisions of this Agreement. Either party to this Agreement may terminate the Employment Period (and the Executive's employment with the Company) at any time by giving the other party a Notice of Termination, subject only to the obligation of the Company to pay the benefits to the Executive as specified in Section 4 of this Agreement. The term of this Agreement shall begin as of the Effective Date and shall end on the Date of Termination.

         2.2  POSITIONS AND DUTIES.

              2.2(a) Throughout the Employment Period, the Executive shall serve as President and Chief Operating Officer of the Company, subject to the reasonable directions of the Chief Executive Officer of the Company and the Board. The Executive shall have such authority and shall perform such duties as are specified in or contemplated by the Bylaws of the Company for the offices to which he has been appointed and shall so serve subject to the control exercised by the Chief Executive Officer of the Company and the Board from time to time.

              2.2(b) Throughout the Employment Period (but excluding any periods of vacation and sick leave to which the Executive is entitled), the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and shall use his reasonable best efforts to perform faithfully and efficiently such responsibilities as are assigned to him under or in accordance with this Agreement; provided that, it shall not be a violation of this
              Section 2.2(b) for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement or violate the Company's conflict of interest policy as is in effect at such times. The Executive agrees that during the Employment Period the Executive will serve on no more than two corporate boards of directors, of which not more than one such board membership will be with a corporation that has securities that are publicly traded on a national stock exchange, the Nasdaq Market or the like.

         2.3 SITUS OF EMPLOYMENT. Throughout the Employment Period, the Executive's services shall be performed at the Company's divisional headquarters offices located in the greater Atlanta, Georgia metropolitan area.

         2.4  COMPENSATION.

              2.4(a) ANNUAL BASE SALARY. The Executive will initially receive an annual base salary ("Annual Base Salary") of Three Hundred Ten Thousand Dollars ($310,000.00), which shall be paid in equal or substantially equal bi-weekly installments. During the Employment Period, the Annual Base Salary payable to the Executive shall be reviewed by the Board and/or the Compensation and Organization Committee, initially in February 2006 and not less than once annually thereafter, and shall be increased at the discretion of the Board or the Compensation and Organization Committee of the Board but shall not be reduced without the consent of the Executive.

              2.4(b) ANNUAL INCENTIVE BONUSES. In addition to Annual Base Salary, the Executive will be entitled to earn an incentive bonus for each fiscal year (the "Annual Bonus") during the Employment Period. The Board will set, on or before the 90th day of such fiscal year, the criteria which will be required to be achieved by the Executive during the fiscal year to earn all or a specified percentage of his Annual Bonus. The maximum Annual Bonus that the Executive may earn is one hundred percent (100%), and the target bonus is fifty percent (50%), of the Executive's then-current Annual Base Salary; PROVIDED, HOWEVER, that for
                                               -----------------
              the 2005 fiscal year ending January 28, 2006, any Annual Bonus the Executive may earn will be prorated for the eight months during which the Executive will be employed by the Company in the fiscal year; and, PROVIDED, FURTHER, that the Executive's
                                    -----------------
              Annual Bonus for the 2005 fiscal year shall not be less than
              One Hundred Twenty-Four Thousand Dollars ($124,000.00). Except as set forth in this Section 2.4(b) and Section 4 below, the Executive must be employed on the last day of the fiscal year in order to be entitled to receive an Annual Bonus for such fiscal year.

              2.4(c) LONG-TERM INCENTIVE PLAN AWARDS. The Executive will be entitled to earn long-term incentive awards payable in accordance with a plan established by the Board or the Compensation and Organization Committee (the "Long-Term Incentive Awards"). The Executive will be eligible to earn Long-Term Incentive Awards during the Employment Period beginning with the 2006 to 2009 performance period on the basis of the achievement of performance goals established for the three-year performance periods. The Board will set, on or before the 90th day of such performance period, the performance goals to be achieved during the performance period that is then commencing in order for the Executive to earn all or a specified portion of each Long-Term Incentive Award. The Long-Term Incentive Award amount that may be earned by the Executive will be set at sixty percent (60%) of the Executive's Annual Base Salary at the beginning of the performance period.

              2.4(d) STOCK OPTIONS. As a material inducement to the Executive to accept employment with the Company as its President and Chief Operating Officer, the Board will grant to the Executive as of the Effective Date, options to purchase Fifty Thousand (50,000) shares of the Company's Common Stock with an exercise price equal to the closing price of the Company's Common Stock on the New York Stock Exchange on the day prior to the Effective Date. The options shall have a term of ten years from the date of grant and all such options shall vest and become exercisable on January 28, 2006.

              As an additional material inducement to the Executive to accept employment with the Company, the Board will grant to the Executive as of the Effective Date additional options to purchase: (i) Twenty-Five Thousand (25,000) shares of the Company's Common Stock with an exercise price equal to 105% of the closing price of the Company's Common Stock on the New York Stock Exchange on the day prior to the Effective Date, and (ii) Twenty-Five Thousand (25,000) shares of the Company's Common Stock with an exercise price equal to 110% of the closing price of the Company's Common Stock on the New York Stock Exchange on the day prior to the Effective Date. Each of these additional options shall have a term of ten years from the date of grant and all such options shall vest and become exercisable on January 28, 2006.

              The options described in this Section 2.4(d) will be granted outside the Company's existing stock-based compensation plan, but the Company will use its best efforts to file, and have declared effective, a registration statement covering the issuance of the shares subject to these options as soon as practicable after the date of grant.

              2.4(e) RESTRICTED STOCK. As a material inducement to the Executive to accept employment with the Company as its President and Chief Operating Officer, the Board will grant to the Executive as of the Effective Date an award of Twenty Thousand (20,000) shares of the Company's Common Stock (the "Restricted Shares"). Unless vested sooner upon the occurrence of a Change in Control, four thousand (4,000) of the Restricted Shares shall be scheduled to vest upon the final determination as of the end of each fiscal year of the Company starting with the 2005 fiscal year and ending with the 2009 fiscal year that net revenue increases at a cumulative rate of at least fifteen percent (15%) on an annual basis from the 2004 fiscal year baseline net revenue from continuing operations (i.e., $316 million) AND gross margin increases by
                          ----                ---
              at least 0.9% on an annual basis from the 2004 fiscal year baseline gross margin from continuing operations (i.e.,
                                                                ----
              15.5%). To the extent that the Restricted Shares for a particular fiscal year do not fully vest due to the failure to achieve the performance levels set forth in the immediately preceding sentence: (i) two-thirds (2/3) of the Restricted Shares attributable to such fiscal year will vest if the cumulative rate of increase in net revenue from the 2004 fiscal year baseline through the end of such fiscal year is at least ten percent (10%) on an annual basis AND the increase in
                                                         ---
              gross margin from the 2004 fiscal year baseline through the most recently completed fiscal year is at least 0.6% on an annual basis, or (ii) one-third (1/3) of the Restricted Shares attributable to such fiscal year will vest if the cumulative rate of increase in net revenue from the 2004 fiscal year baseline through the end of such fiscal year is at least seven percent (7%) on an annual basis AND the cumulative increase in
                                              ---
              gross margin from the 2004 fiscal year baseline through the end of such fiscal year is at least 0.3% on an annual basis. For purposes of this Section 2.4(e), there will be no prorated vesting of Restricted Stock above the designated partial vesting levels if actual performance for a fiscal year is higher than the levels designated.

              To the extent that all or a portion of the Restricted Shares that were scheduled to vest in a prior fiscal year or years did not vest due to the failure to meet the cumulative performance levels for such fiscal year or years, all or the designated portion of the those unvested Restricted Shares applicable to prior fiscal years will vest in any subsequent fiscal year if, and at the level that, the cumulative performance levels for such subsequent fiscal year are achieved. By way of illustration, assume that for the 2005 fiscal year, only 1/3 of the Restricted Shares attributable to that year are vested on the basis of the cumulative performance levels through fiscal 2005, and in the 2006 fiscal year only 2/3 of the Restricted Shares attributable to that year are vested on the basis of the cumulative performance levels through fiscal 2006 and in the 2007 fiscal year all of the Restricted Shares attributable to that year are vested on the basis of the cumulative performance levels through fiscal 2007. In this case, 1/3 of the 4,000 Restricted Shares attributable to the 2005 fiscal year, or 1,333 Restricted Shares, would fully vest after the 2005 fiscal year. After the 2006 fiscal year, 2/3 of the 4,000 Restricted Shares attributable to the 2006 fiscal year, or 2,667 Restricted Shares, PLUS another 1/3 of the Restricted Shares, or 1,333 Restricted Shares, attributable to the 2005 fiscal year that remained unvested after the 2005 fiscal year, would fully vest. After the 2007 fiscal year, all 4,000 Restricted Shares attributable to the 2007 fiscal year PLUS the remaining 1/3 of the original shares attributable to the 2005 and 2006 fiscal years, 2,666 Restricted Shares in the aggregate, that had not vested after the prior fiscal year or years, would fully vest.

              The Restricted Shares described in this Section 2.4(e) will be awarded outside the Company's existing stock-based compensation plan, but the Company will use its best efforts to file, and have declared effective, a registration statement covering the issuance of the Restricted Shares as soon as practicable after the date of the award.

              2.4(f) SAVINGS, DEFERRED COMPENSATION AND RETIREMENT PLANS. Throughout the Employment Period, the Executive shall be entitled to participate in all savings, deferred compensation and retirement plans generally available to other peer executives of the Company, including the Company's 401(k) Plan and the Supplemental Retirement Benefits Plan. For purposes of the Supplemental Retirement Benefits Plan (the "Supplemental Plan"), the Executive will participate at the maximum percentage of forty percent (40%) of his final average compensation for purposes of computing the Executive's benefits thereunder.

              2.4(g) WELFARE BENEFIT PLANS. Throughout the Employment Period (and thereafter, subject to Sections 4.1(c) and 4.2(e) of this Agreement), the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally available to other peer executives of the Company.

              2.4(h) RELOCATION EXPENSES. As set forth in Section 2.3 of this Agreement, the Executive's principal office shall be located in the Company's divisional headquarters in metropolitan Atlanta, Georgia. The Executive's current plans are to purchase a condominium in the Atlanta, Georgia metropolitan area and maintain his primary home in the St. Louis, Missouri metropolitan area for a period of up to two years after the Effective Date. The Company will pay the Executive a relocation bonus equal to Fifty Thousand Dollars ($50,000.00), due and payable upon the Executive closing on the purchase of a condominium for his personal use in the Atlanta, Georgia metropolitan area. The Company will also pay to the Executive an additional relocation bonus of Twenty-Five Thousand Dollars ($25,000.00), due and payable upon the Executive being accepted for membership and joining a golf or country club in the Atlanta, Georgia metropolitan area. The Company will also reimburse the Executive for dues related to such club membership not to exceed Three Hundred Twenty-Five Dollars ($325.00) per month. The Executive shall also be reimbursed for his actual out-of-pocket expenses associated with his move from the St. Louis, Missouri metropolitan area to the Atlanta, Georgia metropolitan area, subject to submission to the Company of proper documentation to reasonably support the reimbursement. For a period of two years after the Effective Date, the Executive will also be reimbursed for the full cost of his commercial airfare between Atlanta, Georgia and St. Louis, Missouri that is not otherwise reimbursable under the Company's business expense reimbursement policies, practices and procedures as set forth in Section 2.4(i). The Executive will also be reimbursed for the full cost of his spouse's commercial airfare between Atlanta, Georgia and St. Louis, Missouri for up to ten (10) round trips per year during the two-year period after the Effective Date. The Executive will also be provided with a leased vehicle mutually acceptable to the Executive and the Company for his business and/or non-business uses while in the Atlanta, Georgia metropolitan area, with such lease payments and other leasing expenses (but not operating or maintenance expenses) borne by the Company for the period of two years after the Effective Date.

              2.4(i) BUSINESS EXPENSES. Throughout the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in the conduct of the business of the Company (including travel and entertainment expenses) in accordance with the policies, practices and procedures generally applicable within the Company.

              2.4(j) OFFICE AND SUPPORT STAFF. Throughout the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance commensurate with his office, duties and responsibilities with the Company.

              2.4(k) VACATION. For the balance of the 2005 fiscal year after the Effective Date, the Executive shall be entitled to two (2) weeks of paid vacation. Beginning in the 2006 fiscal year and thereafter throughout the Employment Period, the Executive shall be entitled to paid vacation equal to four (4) weeks per year.

SECTION 3:    TERMINATION OF EMPLOYMENT.

         3.1 DEATH. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

         3.2 DISABILITY. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 8.2 of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean that the Executive has been unable to perform the services required of the Executive under this Agreement on a full-time basis for a period of one hundred eighty (180) consecutive regular business days by reason of a physical and/or mental condition. "Disability" shall be deemed to exist when certified by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably). The Executive will submit to such medical or psychiatric examinations and tests as such physician deems necessary to make any such Disability determination.

         3.3 TERMINATION FOR CAUSE. The Company may terminate the Executive's employment during the Employment Period for "Cause," which shall mean termination based upon: (a) the Executive's willful and continued failure to substantially perform his duties with the Company (other than as a result of incapacity due to physical or mental condition), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer, which specifically identifies the manner in which the Executive has not substantially performed his duties,
(b) the Executive's commission of an act constituting a criminal offense involving moral turpitude, dishonesty, or breach of trust, or (c) the Executive's material breach of any provision of this Agreement. For purposes of this Section 3.3, no act or failure to act on the Executive's part shall be considered "willful" unless done or omitted to be done without good faith on the part of the Executive and without the Executive's reasonable belief that the act or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (x) he receives a Notice of Termination from the Company, (y) he is given the opportunity, with counsel, to be heard before the Board or the Compensation and Organization Committee, and (z) the Board or the Compensation and Organization Committee, as the case may be, finds, in its good faith opinion, the Executive was guilty of the conduct set forth in the Notice of Termination.

         3.4 GOOD REASON. The Executive may terminate his employment with the Company during the Employment Period for "Good Reason," which shall mean:

              3.4(a) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2.2(a) or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose any action (i) not taken in bad faith by the Company and (ii) which the Company remedies promptly after receipt of notice thereof given by the Executive;

              3.4(b) (i) the failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, life insurance plan, health and accident plan or disability plan to which the Executive is entitled as specified in Section 2.4, provided that the Company may amend, modify or replace any such plan or plans as long as the Executive is entitled to benefits under the amended, modified or replaced plan or plans that are substantially similar to those of the plan or plans so amended, modified or replaced, (ii) the taking of any action by the Company which would adversely affect the Executive's participation in, or materially reduce the Executive's benefits under, any plans described in Section 2.4, or deprive the Executive of any benefits enjoyed by the Executive as described in Section 2.4(i) and (j), or (iii) the failure by the Company to provide the Executive with paid vacation to which the Executive is entitled as described in Section 2.4(k);

              3.4(c) the Company's requiring the Executive to be based at any office or location other than that described in Section 2.3;

              3.4(d) a material breach by the Company of any provision of this Agreement;

              3.4(e) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

              3.4(f) in connection with a Change in Control, the failure of a successor of the Company to expressly assume and agree to perform this Agreement pursuant to the provisions of Section
              7.2 of this Agreement prior to the Change in Control Date; provided, however, that a termination of employment by the
              Executive: (A) subsequent to an express assumption and agreement to perform this Agreement by such successor on or after the Change in Control Date, or (B) subsequent to a date that is two years after a Change in Control Date, shall not be deemed to be for "Good Reason" under this subsection.

         For purposes of this Section, any good faith determination of "Good Reason" made by the Executive shall be conclusive unless and until such determination is overturned by a court of competent jurisdiction.

         3.5 VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may voluntarily terminate his employment with the Company for any reason or for no reason at any time during the Employment Period.

         3.6 TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate the Executive's employment with the Company for any reason or for no reason, without citing Cause, at any time during the Employment Period, subject to the provisions of Section 4 of this Agreement.

         3.7 NOTICE OF TERMINATION. Any termination by the Company or by the Executive shall be communicated by Notice of Termination given in accordance with Section 8.2 to the other party. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 3.8 hereof) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

         3.8 DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause or any other reason, the date of receipt by the Executive of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, or (iii) if the Executive's employment is terminated by the Executive for Good Reason, the date specified in the Notice of Termination which date shall not be more than thirty (30) or less than fifteen (15) days after the receipt of such notice; or (iv) if the Executive's employment is terminated by the Executive voluntarily (either prior to or after a Change in Control Date), the date that is specified in the Notice of Termination. If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

SECTION 4:    CERTAIN BENEFITS UPON TERMINATION.

         4.1 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON NOT IN CONNECTION WITH A CHANGE IN CONTROL. If, prior to a Change in Control Date during the Employment Period (except in the event that one of the following terminations of employment occurs within the six-month period prior to the earlier of (a) a Change in Control Date or (b) the execution of a definitive agreement or contract that eventually results in a Change in Control, which shall result in the payment of severance benefits set forth in Section 4.2 of this Agreement), (i) the Company shall terminate the Executive's employment without Cause, or (ii) the Executive shall terminate his employment for Good Reason, the Executive shall be entitled to the payment of the benefits provided below:

              4.1(a) ACCRUED OBLIGATIONS. Within thirty (30) days after the Date of Termination, the Company shall pay to the Executive the sum of (i) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid, (ii) the accrued benefit payable to the Executive under any compensation plan, program or arrangement in which the Executive is a participant subject to the computation of benefits provisions of such plan, program or arrangement, and
              (iii) any accrued vacation pay; in each case to the extent not previously paid (the "Accrued Obligations").

              4.1(b) ANNUAL BASE SALARY CONTINUATION. For a period of twelve
              (12) months beginning in the month immediately subsequent to the month in which the Date of Termination occurs, the Company shall pay to the Executive, on a bi-weekly basis consistent with its then-existing payroll practices, an amount equal to one/twenty-sixth (1/26th) of the Executive's then-current Annual Base Salary. The Company at any time may elect to pay the balance of such payments then remaining in a lump sum, without discount.

              4.1(c) CONTINUATION OF MEDICAL AND HEALTH BENEFITS. The Company shall, during the period specified below in this
              Section 4.1(c), continue to make available to the

              Executive and to other eligible members of his immediate family, medical and health benefits equivalent to those to which the Executive and the eligible members of his immediate family would have been entitled had the Executive's employment with the Company continued. Such benefits will be made available to the Executive for a period not to exceed twelve
              (12) months following the Date of Termination, or until such time as reasonably comparable benefits become available to the Executive and the eligible members of his immediate family under another employer-provided plan, whichever occurs earlier. Such benefits, for so long as they are made available hereunder, shall be made available to the Executive at a cost to the Executive that is not greater than his cost would have been had his employment with the Company continued.

              4.1(d) ACCELERATION OF VESTING OF CERTAIN STOCK OPTIONS. Notwithstanding anything to the contrary contained in this Agreement, in any stock-based compensation plan maintained by the Company under which stock options have been granted to the Executive, or in any stock option agreement entered into between the Company and the Executive pursuant to such plan or otherwise, any stock options held by the Executive that have not expired as of the Date of Termination that are scheduled to vest in accordance with their respective terms within the twelve-month period following the Date of Termination shall be deemed to have vested immediately prior to the Date of Termination. Any such option, and each option that vested prior to the Date of Termination but remain unexercised on the Date of Termination, shall remain exercisable in accordance with the terms of the stock-based compensation plan and/or the stock option agreement under which such stock option was initially awarded to the Executive.

         4.2 BENEFITS UPON TERMINATION WITHOUT CAUSE OR FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL. If (a) a Change in Control occurs during the Employment Period and within one (1) years after the Change in Control Date (i) the Company shall terminate the Executive's employment without Cause, or (ii) the Executive shall terminate employment with the Company for Good Reason, OR, alternatively, (b) if one of the above-described terminations of employment occurs within the six-month period prior to the earlier of (i) a Change in Control Date or (ii) the execution of a definitive agreement or contract that eventually results in a Change in Control, then the Executive shall become entitled to the payment of the benefits as provided below as of either (y) the Date of Termination, in the case where the sequence of the requisite events is as set forth in subsection (a) above or (z) the Change in Control Date, in the case where the sequence of the requisite events occurred as set forth in subsection (b) above (the relevant date for purposes of entitlement to the benefits as set forth in this Section 4.2 is hereinafter referred to as the "Entitlement Date"):

              4.2(a) ACCRUED OBLIGATIONS. Within thirty (30) days after the Entitlement Date, the Company shall pay to the Executive the Accrued Obligations.

              4.2(b) SEVERANCE AMOUNT. Subject to Section 5.1(a) of this Agreement, the Company shall pay to the Executive within thirty (30) days after the Entitlement Date as severance pay in a lump sum, in cash, an amount equal to one and one-half (1 1/2) times an amount equal to the Executive's then-current Annual Base Salary.

              4.2(c) PRO-RATED ANNUAL BONUS. Subject to Section 5.1(a) of this Agreement, the Company shall pay to the Executive within thirty (30) days after the Entitlement Date in a lump-sum payment, in cash, an amount equal to the Executive's maximum Annual Bonus for the fiscal year in which the Entitlement Date occurs, prorated with the numerator being the number of months in the fiscal year to the Entitlement Date (including the month in which the Entitlement Date occurs as a full month) and the denominator being 12. This payment will be in lieu of any right of the Executive to receive an Annual Bonus for the fiscal year in which the Entitlement Date occurs.

              4.2(d) STOCK OPTIONS AND RESTRICTED STOCK. To the extent not otherwise provided for under the terms of the Company's stock-based compensation plans or the Executive's award or grant agreements, all stock options and restricted stock held by the Executive that have not expired in accordance with their respective terms shall fully vest as of the Entitlement Date.

              4.2(e) MEDICAL AND HEALTH BENEFIT CONTINUATION. The Executive will be entitled to the continuation for two (2) years after the Entitlement Date of medical and health benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in
              Section 2.4(g) if the Executive's employment with the Company had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or health benefits under another employer-provided plan, the medical and health benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

              4.2(f) SUPPLEMENTAL RETIREMENT BENEFITS. The Company shall credit the Executive as of the Entitlement Date with an additional five (5) years of service to be aggregated with the Executive's actual years of service under the Supplemental Plan for purposes of the calculation of the Executive's entitlement to benefits under such plan.

         4.3 BENEFITS UPON TERMINATION BY THE EXECUTIVE WITHOUT GOOD CAUSE IN CONNECTION WITH A CHANGE IN CONTROL. If a Change in Control occurs and the Executive determines to terminate his employment with the Company within six months after the Change in Control Date without a showing of Good Reason, then the Executive shall become entitled to the payment of benefits as provided below:

              4.3(a) ACCRUED OBLIGATIONS. Within thirty (30) days after the Date of Termination, the Company shall pay to the Executive the Accrued Obligations.

              4.3(b) SEVERANCE AMOUNT. Within thirty (30) days after the Date of Termination, the Company shall pay to the Executive as severance pay in a lump sum, in cash, an amount equal to one-half (1/2) times the Executive's then-current Annual Base Salary.

              4.3(c) STOCK OPTIONS AND RESTRICTED STOCK. To the extent not otherwise provided for under the terms of the Company's stock-based compensation plans or the Executive's award or grant agreements, all stock options and restricted stock held by the Executive that have not expired in accordance with their respective terms shall fully vest as of the Date of Termination.

              4.3(d) SUPPLEMENTAL RETIREMENT BENEFITS. The Company shall credit the Executive as of the Date of Termination with an additional five (5) years of service to be aggregated with the Executive's actual years of service under the Supplemental Plan for purposes of the calculation of the Executive's entitlement to benefits under such plan.

         4.4 DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period (either prior or subsequent to the Change in Control Date), this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination) and
(ii) the timely payment or provision of such other benefits required to be paid or provided by the Company to the Executive or the Executive's family under any plan, program, policy, practice, contract or agreement of the Company generally provided to other peer executives and their families ("Other Benefits"), including all such benefits payable in the event of death.

         4.5 DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period (either prior or subsequent to a Change in Control), this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination) and (ii) the timely payment or provision of Other Benefits including all such benefits payable in the event of Disability.

         4.6 TERMINATION FOR ANY OTHER REASON. If the Executive's employment shall be terminated for Cause or by the Executive voluntarily (either prior to or subsequent to the six-month period after the Change in Control Date as set forth in Section 4.3), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations. In such case, all of the Executive's Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

         4.7 ENTIRE AGREEMENT; BENEFITS UNDER OTHER PLANS SUPERSEDED. This Agreement is the entire agreement of the parties on the subject matter contained herein. The benefits payable pursuant to this Agreement are in lieu of and in substitution for any termination benefits payable by the Company in conjunction with any other plan, program, policy, practice, contract or agreement that the Company may have had either in the past, currently or in the future.

         4.8 FULL SETTLEMENT. The parties agree that the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder are intended to be in full settlement of all claims that the Executive may have against the Company with respect to the termination of the Executive's employment with the Company and the Executive may be required to execute and deliver an agreement to this effect prior to receipt of any payments under this Agreement. The payments to be made by the Company or any other obligation that the Company is required to perform pursuant to this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Sections 4.1(c) and 4.2(e), such amounts shall not be reduced whether or not the Executive obtains other employment. To the extent the Executive prevails in any contest with respect to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment pursuant to this Agreement), the Company agrees to pay promptly, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any such contest, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code
Section 7872(f)(2)(A).

         4.9 RESOLUTION OF DISPUTES. If there shall be any dispute between the Company and the Executive (i) as to whether any termination of the Executive's employment was for Cause, or (ii) as to whether any termination of the Executive's employment for Good Reason was made in good faith, then, unless and until there is a final, non-appealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4.1 or 4.2 as though such termination was without Cause or for Good Reason, as the case may be; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 4.9 except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

SECTION 5:    RETENTION BENEFITS AFTER CHANGE IN CONTROL.

         5.1 ENTITLEMENT TO RETENTION BENEFITS. In the event that after a Change in Control, the Executive is retained in the employment of the Company without the occurrence of Good Reason and the Executive does not exercise his right to terminate after a Change in Control without Good Reason under Section 4.3, the Executive shall receive the payment of the following benefits as a retention bonus:

              5.1(a) RETENTION BONUS. On the date that is six (6) months after the Change in Control Date, if the Executive remains employed by the Company on such date, the Company shall pay to the Executive the first installment of a retention bonus in a lump sum, in cash, amount equal to three-quarters (3/4) of the Executive's then-current Annual Base Salary plus one-half (1/2) of the Executive's maximum Annual Bonus for the fiscal year in which the Change in Control Date occurs, with the Annual Bonus amount to be prorated with the numerator being the number of months in the fiscal year to the Change in Control Date (including the month in which the Change in Control occurs as a full month) and the denominator being 12. On the date that is twelve (12) months after the Change in Control Date, if the Executive remains employed by the Company on such date, the Company shall pay to the Executive the second installment of the retention bonus in a lump sum, in cash, equal to the first installment of the retention bonus as set forth in this Section 5.1(a). Any amounts paid to Executive pursuant to this Section 5.1(a) will reduce on a dollar-for-dollar basis the payments that would be made to the Executive, if any, pursuant to Sections 4.2(b) and 4.2(c) of this Agreement.

              5.1(b) SUPPLEMENTAL RETIREMENT BENEFITS. If the Executive remains employed as of the date that is twelve (12) months after the Change in Control Date, the Company shall credit the Executive as of the Date of Termination with an additional five (5) years of service to be aggregated with the Executive's actual years of service under the Supplemental Plan for purposes of the calculation of the Executive's entitlement to benefits under such plan.

SECTION 6:    NON-COMPETITION.

         6.1  NON-COMPETE AGREEMENT.

              6.1(a) During the period beginning on the Date of Termination and ending one (1) year thereafter, the Executive shall not, without prior written approval of the Board, become a partner, officer, director, stockholder, advisor, employee, consultant, agent, salesman or otherwise of any business enterprise in substantial direct competition (as defined in Section 6.1(b)) with the Company or any of its subsidiaries in the United States or in any other country in which the Company does business on the Date of Termination; provided that, if the Executive's employment is terminated for Good Reason, then the Executive will not be subject to the restrictions of this
              Section 6.1(a). This restriction will not limit the Executive's right to invest in five percent (5%) or less of the outstanding capital stock or other equity securities of any corporation, the stock or securities of which are publicly traded on a national stock exchange.

              6.1(b) For purposes of Section 6.1, a business enterprise with which the Executive becomes associated shall be considered in substantial direct competition, if such entity competes with the Company or its subsidiaries in any business in which the Company or any of its subsidiaries is engaged and is within the Company's or the subsidiary's market area as of the Date of Termination.

              6.1(c) During the period beginning on the Date of Termination and ending one (1) year thereafter, the Executive shall not directly or indirectly solicit the employment of, recruit, employ, hire, cause to be employed or hired, entice away or establish a business relationship with, (i) any then current employee of the Company or any of its subsidiaries or (ii) any person who was employed by the Company or any of its subsidiaries during the six (6) months immediately prior to the date that the Executive first solicits such person.

         6.2 CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

SECTION 7:    SUCCESSORS.

         7.1 SUCCESSORS OF THE EXECUTIVE. This Agreement is personal to the Executive and, without the prior written consent of the Company, the rights (but not the obligations) shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         7.2 SUCCESSORS OF COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and may entitle the Executive to terminate this Agreement for Good Reason pursuant to Section 3.4(f). As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

SECTION 8:    MISCELLANEOUS.

         8.1 OTHER AGREEMENTS. The Board may, from time to time in the future, provide other incentive programs and bonus arrangements to the Executive with respect to the occurrence of a Change in Control that will be in addition to the benefits required to be paid in the designated circumstances in connection with the occurrence of a Change in Control. Such additional incentive programs and/or bonus arrangements will affect or abrogate the benefits to be paid under this Agreement only in the manner and to the extent explicitly agreed to by the Executive in any such subsequent program or arrangement.

         8.2 NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices shall be directed to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

              Notice to Executive:

              David A. Van Vliet
              c/o Angelica Textile Services, Inc.
              1105 Sanctuary Parkway
              Suite 210
              Alpharetta, Georgia 30004

                  Notice to Company:

                  Angelica Corporation
                  424 South Woods Mill Road
                  Chesterfield, Missouri  63017-3406
                  Attention: Secretary

         8.3 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         8.4 WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         8.5 WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3.4 shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Executive and, the Company, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                 "Executive"

                                 /s/ David A. Van Vliet
                                 ---------------------------------------
                                 David A. Van Vliet


                                 "Company"

                                 ANGELICA CORPORATION

                                 By: /s/ Steven L. Frey
                                     -----------------------------------
                                 Name: Steven L. Frey
                                       ---------------------------------
                                 Title: Vice President
                                        --------------------------------